Free Writing Prospectus

Filed pursuant to Rule 433

Dated January 8, 2019

Relating to

Preliminary Prospectus Supplement dated November 22, 2018 to

Prospectus dated November 20, 2017

Registration Statement No. 333-221668

€€€ NEW € CORPORATE: EMERSON ELECTRIC €€€

Issuer:	Emerson Electric Co. (Ticker: EMR / Country: US)
Expected Ratings:	A2 / A (stable / stable) (Moody’s / S&P)*
Format:	SEC Registered
Structure:	Senior Unsecured Notes
Settlement:	15 Jan 2019 (T+5)
Maturity:	15 Oct 2025 (Short 7yr) | 15 Oct 2029 (Short 11yr)
Size:	Expect €500m | Expect €500m
IPTs:	MS+110 area | MS+140 area
Coupon:	Fixed, Annual, ACT/ACT
Use of Proceeds:	To repay commercial paper borrowings and for GCP
Docs/Denom/Law/List:	eRed / €100k and €1k / New York Law / NYSE List
Optional Redemption:	MWC and 3mo Par Call
Active Bookrunners:	BARC (B&D) / DB
NetRoadshow Link:	netroadshow.com (passcode: Emerson2019)
Timing:	Books open, today’s business

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) and preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Barclays Bank PLC toll free at 1-800-854-5674 or Deutsche Bank AG, London Branch toll free at 1-800-503-4611.

*A security rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.